UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2018

Chase Packaging Corporation
(Exact name of registrant as specified in its charter)

Texas	0-21609	93-1216127
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

106 West River Road Rumson, NJ	07760
(Address of principal executive offices)	(Zip Code)

(732) 741-1500

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

(a) Effective January 1, 2019, the client-auditor relationship between Chase Packaging Corporation (the "Company") and ZBS Group LLP (the "Former Auditor") was terminated upon the resignation of the Former Auditor as the Company's independent registered accounting firm. Effective January 16, 2019, the Company engaged Pinnacle Accountancy Group of Utah ("Pinnacle") as its principal independent public accountant to audit the Company's financial statements for the year ending December 31, 2018. The decision to change accountants was recommended and approved by the Company's Board of Directors.

The Former Auditor's reports on the financial statements of the Company for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

(b) During the years ended December 31, 2017 and 2016 and in the subsequent interim periods through the date the relationship with the Former Auditor concluded, there were no disagreements between the Former Auditor and the Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the Former Auditor would have caused the Former Auditor to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

There have been no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K during the years ended December 31, 2017 and 2016 or in any subsequent interim periods through the date the relationship with the Former Auditor ceased.

The Company has authorized the Former Auditor to respond fully to any inquiries of the Company's new audit firm, Pinnacle, relating to its engagement as the Company's independent accountant. The Company has requested that the Former Auditor review the disclosure contained in this Report and the Former Auditor has been given an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respect in which it does not agree with the statements made by the Company herein. The Company is filing such letter as an exhibit to this Form 8-K.

(c) The Company has not previously consulted with Pinnacle regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) a reportable event (as provided in Item 304(a)(1)(v) of Regulation S-K) during the years ended December 31, 2017 and 2016, and any later interim period, including the interim period up to and including the date the relationship with the Former Auditor ceased. Pinnacle has reviewed the disclosure required by Item 304 (a) before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company in response to Item 304 (a). Pinnacle has elected not furnish a letter to the Commission.

Item 8.01. Other Events.

The Company is reporting that effective on December 31, 2018, the Company successfully completed a voluntary early conversion of its outstanding Series A 10% Convertible Preferred Stock to common stock. As a result, the Company no longer has any of the Preferred Stock outstanding.

The preferred stock was issued as part of a unit to a small group of investors in a private placement in 2007. The units consisted of one share of preferred stock with a stated value of $100 convertible into 1,000 shares of common stock, 500 shares of common stock, and 500 common stock purchase warrants. Those units were sold at a price of $150 each. Proceeds from the sale were used for working capital purposes.

The board of directors of the Company continues to pursue prospective merger opportunities, and deems it essential that the preferred stock be converted to common stock if the Company is to successfully complete a merger or similar transaction.

Therefore, the board of directors authorized the Company to offer to the preferred stock holders the opportunity to convert the preferred stock to common stock at the rate of $0.085, a 15% discount from the $0.10 stated conversion price. Each preferred stock holder accepted the offer, and 36,589 shares of preferred stock were converted to 43,045,897 shares of common stock, effective on December 31, 2018. As noted above, the board of directors believes that this more simplified capital structure makes the Company a more attractive merger candidate, although there can be no assurances that any such transaction will be available or will occur or, if it were to be approved by the board of directors, that the stockholders of the Company would vote in favor of the transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed with this Current Report on Form 8-K:

16.1	Letter from ZBS Group LLP to the Securities and Exchange Commission dated February 21, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE PACKAGING CORPORATION

Date: February 21, 2019	By:	/s/ Ann C.W. Green
Ann C.W. Green
Chief Financial Officer

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